DDS Technologies USA, Inc. Completes Equity Financing

BOCA RATON, Fla., June 3 /PRNewswire-FirstCall/ -- DDS Technologies USA, Inc. (OTC Bulletin Board: DDSU), http://www.ddstechusa.com, today announced it has completed a financing for approximately $1.6 million through the private placement of 490,000 units at a premium price of $3.30 per unit.

Each unit consists of one share of restricted common stock and a warrant toward the purchase of an additional share for a three-year period. Under the terms of the placement, each unit holder will be entitled to one additional share of common stock by exercising one warrant at the exercise price of $3.75. In connection with the transaction, the Company has agreed to file a shelf registration statement with the SEC and to cause it to be effective within 150 days to permit the purchasers to publicly resell the purchased securities at their discretion.

Participants in the private placement financing include James R. von der Heydt, Chairman of the Board of DDS, and Leo Paul Koulos and Robert Rosen, both board members.

Spencer L. Sterling, DDS President and CEO said, "These proceeds enhance our financial strength and ability to capitalize on the opportunities of our technology in a broad array of industries and to generate future growth."

The Shemano Group, a leading San Francisco-based investment banking and institutional broker/dealer firm which serves as DDS' financial advisor and investment banker facilitated the financing and private placement.

ABOUT DDS TECHNOLOGIES

DDS Technologies USA, Inc. holds the rights to a revolutionary processing technology which maximizes the net output of a broad spectrum of agricultural products.

The Company's new DDS System utilizes a new longitudinal micrometric separator, along with other technologies, to separate various fractions (proteins, fiber, starch, etc.) and converts processing waste streams into value added products for further processing or resale.

The DDS System is a unique process whereby fragments of organic and inorganic matter are "crushed to collision" through violent accelerations and decelerations causing the disaggregation of the structure. As part of the process, the matter is separated into the various fractions contained therein.

DDS Technologies USA, Inc. is a development stage company, which holds the exclusive license for the DDS dry disaggregation system in North America, South America, Central America, the Caribbean (excluding Cuba) and Africa.

Certain statements in this news release that involve expectations or intentions (such as those relating to future deployments or planned operations) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The information in this press release is based on current expectations and assumptions, and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks include, among others, general business and economic conditions, competitive actions, continued acceptance of products and services and dependence on third party performance as well as the risks and uncertainties referred to in DDS Technologies USA's current filings with the Securities and Exchange Commissions. The reader should not place undue reliance on such forward-looking statements. DDS Technologies USA does not assume any obligation to update such forward-looking statements.
CONTACT:
Spencer L. Sterling, President & CEO	Carl Hymans
DDS Technologies USA, Inc.	G. S. Schwartz & Co.
561-750-4450	212-725-4500 ext. 310
carlh@schwartz.com